Consent of Independent Accountants


Ford Motor Company

The American Road
Dearborn, Michigan
Re:      Ford Motor Company Registration Statement

         Nos. 33-64607, 33-54735, 33-54275, 33-50194,
         33-36061, 33-14951, 2-95020 and 333-28181 on Form S-8

We consent to the incorporation by reference in the above Registration Statements of our report dated June 6, 1997, to the Board of Directors of Ford Motor Company with respect to the financial statements of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees at December 31, 1996 and 1995, and for the year ended December 31, 1996, which is included in this Annual Report on Form 11-K.





400 Renaissance Center

Detroit, Michigan 48243
June 24, 1997